As filed with the Securities and Exchange Commission on March 24, 2022.

Registration Statement No. 333-262442

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Locafy Limited

(Exact name of registrant as specified in its charter)

Australia	7370	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

246A Churchill Avenue

Subiaco WA 6008, Australia

+61 409 999 339

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq.	Joseph M. Lucosky, Esq.
Haynes and Boone, LLP	Lucosky Brookman LLP
30 Rockefeller Plaza	101 Wood Avenue South
26th Floor	5th Floor
New York, New York 10112	Woodbridge, New Jersey 08830
Tel: +1 212 659-7300	Tel: +1 732 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form F-1 (Registration No. 333-262442) (the “Registration Statement”) is being filed by Locafy Limited (the “Company”) for the sole purpose of filing Exhibit 107 as indicated in the Exhibit Index contained in Part II of this Amendment No. 2. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to this Amendment No. 2 and the filed Exhibit 107. The preliminary prospectus constituting Part I of the Registration Statement is unchanged and has been omitted from this Amendment No. 2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Australian law

Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors for liabilities and costs incurred while acting as a director or officer of the company, subject to restrictions imposed under the Corporations Act which provides that a company or a related body corporate of the company must not indemnify an officer or director against any of the following liabilities incurred as an officer or director of the company:

●	a liability owed to the company or a related body corporate of the company;
●	a liability for certain pecuniary penalty orders or compensation orders;
●	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or
●	as to legal costs, legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:
○	in defending or resisting proceedings in which the officer or director is found to have a liability for which they could not be indemnified by reason of the limitations on indemnification set out above;
○	in defending or resisting criminal proceedings in which the officer or director is found guilty;
○	in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or
○	in connection with proceedings for relief to the officer or director under the Corporations Act, in which the court denies the relief.

Constitution

Our Constitution provides, except to the extent prohibited by law including under the Corporations Act, for the indemnification of every person who is or has been an officer or a director of the Company against any liability (other than conduct involving a lack of good faith on the part of the officer) incurred by that person as an officer or director. This includes any liability incurred by that person in their capacity as an officer or director of a subsidiary of the Company where the Company requested that person to accept that appointment.

Indemnification Agreements

Pursuant to Deeds of Indemnity, Insurance and Access, the form of which is filed as Exhibit 10.3 to this registration statement, we have agreed to indemnify (to the maximum extent permitted by law and our Constitution, subject to certain specified exceptions) our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director.

SEC Position

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the underwriting agreement for this offering, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify our directors and officers and persons controlling us, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

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Item 7.	Recent Sales of Unregistered Securities

Set forth below is information regarding all securities issued by us without registration under the Securities Act in the past three years. The information presented below gives effect to our Reverse Share Split.

Period	Details	No.	Issue Price A$	Total Value A$
August 2018 to June 2019	Shares issued from capital raisings	309,721	2.00	619,442
June 2019	Shares issued from capital raisings	90,000	1.11	100,000
June 2019	Shares issued for assets	50,000	7.00	350,000
July 2019 to March 2020	Shares issued from capital raisings	213,917	2.00	427,836
August 2019 to January 2020	Shares issued from capital raising (special placement)	1,543,110	1.11	1,714,568
October 2019	Shares issued to related parties	40,000	2.00	80,000
November 2019	Share cancellation pursuant to legal settlement approved by shareholders at the Annual General Meeting of the Company held on November 29, 2019	(2,623,386)	0.30	(800,001)
December 2019	Shares issued from capital raisings	100,000	1.00	100,000
January 2020	Shares issued to holders of ASX Convertible Notes (as defined below) in relation to maturity date extensions(1)	27,500	1.12	30,800
February 2020	Shares issued to suppliers in lieu of cash	70,022	1.12	78,647
July to August 2020	Shares issued from capital raisings	10,000	2.00	20,000
October to December 2020	Shares issued from capital raisings	690,000	1.00	690,000
October to December 2020	Shares issued to supplier in lieu of cash	84,665	1.00	84,665
February 2021	Shares issued to suppliers in lieu of cash	37,125	2.00	74,250
February 2021	Shares issued to related parties	40,000	2.00	80,000
March 2021	Shares issued from capital raisings	257,500	4.00	1,030,000
April 2021	Shares issued for assets	25,000	4.00	100,000
May to June 2021	Shares issued to suppliers in lieu of cash	64,230	4.00	256,918
June 2021 to February 2022	NASDAQ Convertible Notes(2)	N/A	N/A

(1) In 2015 we privately placed certain non-interest bearing convertible notes (the “ASX Convertible Notes”), in each case constituted by a Convertible Note Deed, in the aggregate principal amount of A$405,600 as of December 31, 2021. The ASX Convertible Notes may be converted under their terms upon notice by the holder thereof, on the basis of one ordinary share (pre-reverse share split) for each ASX Convertible Note. Following a successful listing on the ASX, the ASX Convertible Notes are contemplated to be converted mandatorily into ordinary shares of Locafy, in the case of an IPO, or into common equity of an acquiring company, in the case of a reverse merger into a listed company. The description of the ASX Convertible Notes is qualified in its entirety by the full text of the Convertible Note Deed, a copy of which is filed as Exhibit 4.4.

(2) In 2021 and 2022 we privately placed certain non-interest bearing NASDAQ Convertible Notes, in each case constituted by a Deed Poll Constituting Convertible Loan Notes, in the aggregate principal amount of A$1,777,000 as of December 31, 2021, and A$2,017,000 as of the date of this prospectus, each with a face value of A$1.00, which may be converted under their terms, upon notice by the holder thereof, on the basis of one ordinary share for each five NASDAQ Convertible Notes. Following a successful IPO, the NASDAQ Convertible Notes are contemplated to be converted mandatorily into that amount of ordinary shares equal to (i)(A) the face value of such notes being converted multiplied by (B) the foreign exchange conversion rate (A$1 = US$0.7726), divided by (ii) the price that is 80% of the price at which the relevant ordinary shares were issued under a prospectus at the time of listing. The description of the NASDAQ Convertible Notes is qualified in its entirety by the full text of the Deed Poll Constituting Convertible Loan Notes, a copy of which is filed as Exhibit 4.1.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

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Item 8.	Exhibits and Financial Statement Schedules

The exhibits listed below are filed as part of this Registration Statement.

Exhibit No.	Description

1.1 ^	Form of Underwriting Agreement.

3.1^	Constitution of the Registrant, as currently in effect.

4.1^	Form of Deed Poll Constituting Convertible Loan Notes.

4.2 ^	Form of Representative’s Warrant.

4.3 ^	Specimen Warrant Certificate.

4.4^	Form of Convertible Note Deed.

4.5 ^	Specimen Ordinary Share Certificate.

5.1 ^	Opinion of Lander & Rogers, Australian counsel to the Company, as to the validity of the ordinary shares.

5.2*	Opinion of Haynes and Boone, LLP, U.S. counsel to the Company, as to the validity of the warrants.

10.1 ^#	Executive Agreement, dated January 1, 2020, by and among Locafy Limited (f/k/a Moboom Limited) and Gavin Burnett.

10.2 ^#	Company Performance Rights Plan (as of July 16, 2021).

10.3^	Form of Deed of Access, Insurance and Indemnity.

10.4^	Lease Agreement, by and between Landville Pty Ltd and Victor Vlahos as trustee for the Victor Vlahos Family trust and Locafy Limited.

10.5 ^#	Executive Agreement, dated January 1, 2020, by and among Locafy Limited (f/k/a Moboom Limited) and Melvin Tan.

10.6 ^	Form of Warrant Agency Agreement, by and between Computershare Inc. and Computershare Trust Company, N.A., and Locafy Limited.

21.1 ^	List of subsidiaries.

23.1 ^	Consent of Grant Thornton Australia LLP, an Independent Registered Public Accounting Firm.

23.2 ^	Consent of Lander & Rogers (included in Exhibit 5.1).

23.3 *	Consent of Haynes and Boone, LLP (included in Exhibit 5.2).

24.1^	Powers of Attorney (included on the signature pages of this Registration Statement).

107*	Filing Fee Table.

^ Previously filed.

* Filed herewith.

# Indicates management contract or compensatory plan.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F (17 CFR § 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Perth, Australia on March 24, 2022.

Locafy LIMITED

By:	/s/ Gavin Burnett
Name:	Gavin Burnett
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Gavin Burnett
Gavin Burnett	Chief Executive Officer, and Managing Director	March 24, 2022

*
Melvin Tan	Chief Financial Officer, and Executive Director	March 24, 2022

*
Collin Visaggio	Chairman and Non-Executive Director	March 24, 2022

*By	/s/ Gavin Burnett
Name:	Gavin Burnett
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has duly signed this Amendment No. 2 to the Registration Statement on Form F-1, thereunto duly authorized, on March 24, 2022.

Puglisi & Associates

(Authorized Representative in the United States)

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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